Exhibit 99.1

RULES OF THE UNUM EUROPEAN HOLDING
COMPANY LIMITED SAYE SHARE OPTION SCHEME
2025
(Established by Unum Group on 22 May 2025)

HM Revenue & Customs reference: XV1100000203614

CONTENTS
		Page
1	DEFINITIONS AND INTERPRETATION	1
2	INVITATIONS TO APPLY FOR OPTIONS	4
3	SCALING DOWN	5
4	GRANT OF OPTIONS	6
5	SCHEME LIMITS	6
6	RIGHTS OF EXERCISE OF OPTIONS	6
7	EXERCISE OF OPTIONS	8
8	TAKEOVERS AND LIQUIDATIONS	8
9	EXCHANGE OF OPTIONS ON A TAKEOVER	10
10	VARIATION OF SHARE CAPITAL	11
11	ADMINISTRATION	12
12	DATA PROTECTION	12
13	AMENDMENTS	13
14	RELATIONSHIP WITH CONTRACT OF EMPLOYMENT	13
15	NOTICES	14
16	GENERAL	15
17	GOVERNING LAW AND JURISDICTION	15

UNUM EUROPEAN HOLDING COMPANY LIMITED SAYE SHARE OPTION SCHEME 2025

1	DEFINITIONS AND INTERPRETATION
In this Scheme, the following words and expressions shall, where the context so permits, have the following meanings:
Acquisition Price means the price at which each Share subject to an Option may be acquired on the exercise of that Option, being (subject to Rule 10) the higher of:
(a) ninety per cent (90%) of the Market Value of a Share on the day preceding the date that the invitation to apply for that Option was issued pursuant to Rule 2;
(b) if Shares are to be subscribed for, the nominal value of a Share;
Adoption Date means the later of later of the date of approval of the Scheme by shareholders of Unum Group in a general meeting and the date of its adoption by the board of Unum Group;
Appropriate Period means the applicable period prescribed in paragraph 38 of Schedule 3;
Associated Company has the meaning given to it in paragraph 47 of Schedule 3;
Auditors means the auditors for the time being of Unum Group (acting as experts and not as arbitrators);
Bonus means any sum payable by way of bonus under a Savings Contract being the additional payment made by the nominated Savings Authority when repaying contributions under a Savings Contract and:
(a) “Three-Year Bonus” shall mean the Bonus payable under a Three-Year Savings Contract;
(b) “Five-Year Bonus” shall mean the Bonus payable on the first date on which a Bonus is payable under a Five-Year Savings Contract;
Bonus Date means the earliest date on which the relevant Bonus is payable:
(a) under a Three-Year Savings Contract following 36 monthly payments; or
(b) under a Five-Year Savings Contract following 60 monthly payments;

Constituent Company means Unum Group and any other company which is for the time being nominated by the board of Unum Group to be a Constituent Company being a company that is under the Control of Unum Group;

Control has the meaning given by section 719 ITEPA;
Controller has the meaning given to it in the UK GDPR;
Date of Grant means, in relation to any Option, the date on which the Option granted pursuant to the Rules;
Dealing Day means any day on which the investment exchange on which the Shares are listed and/or traded is open for the transaction of business;
Eligible Employee means:
(a) any employee of any Constituent Company (other than a director), or

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(b)	any director of any Constituent Company who normally devotes 25 hours or more per week (excluding meal breaks) to their duties;
in each case who:
	i.	on the day preceding the date of issue of the relevant invitations pursuant to Rule 2.1 been such an employee or director for the Qualifying Period, and;
	ii.	is chargeable to tax in respect of that office or employment under section 15 of ITEPA; or
(c)	any other director or employee of any Constituent Company whom the board of UEHCL may in its discretion and from time to time nominate;
Foreign Company Reorganisation has the meaning given to it in Rule 8.6;
HMRC means His Majesty’s Revenue & Customs;
Human Capital Committee means the committee of the same name (or any successor name) comprised of independent directors of the board of Unum Group from time to time;
ITEPA means the Income Tax (Earnings and Pensions) Act 2003;
Key Feature means a provision of this Scheme which is necessary in order to meet the requirements of Parts 2 to 7 of Schedule 3;
Market Value means in relation to a Share on any day:
(a)	if shares of the same class as the Shares are not listed on the New York Stock Exchange or other recognised stock exchange (within the meaning of section 1005 of the Income Tax Act 2007), the market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance for the purposes of this Scheme with HMRC Shares and Assets Valuation; or
(b)	if the Shares are listed on the New York Stock Exchange or other recognised investment or stock exchange, closing market quotation of the New York Stock Exchange, as reported in the Wall Street Journal, for the Dealing Day preceding the relevant date of invitation to apply for the Option to acquire such Shares issued pursuant to Rule 2;
provided that the Market Value of a share subject to a restriction shall be determined as if it were not subject to such restrictions;

Maximum Contribution means the maximum permitted aggregate Monthly Contribution which may be made under all Savings Contracts linked to Options granted to a participant under this Scheme or any other savings-related share option scheme notified to HMRC under Schedule 3, being the lesser of:

(a)	£500 per month (or, the amount otherwise specified in paragraph 25(3)(a) of Schedule 3);
(b)	such other maximum as may be determined from time to time by the board of UEHCL;
Monthly Contribution means the monthly savings contribution (being a multiple of £1 and no less than £10) agreed to be paid by an Option Holder under their Savings Contract;

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Option means a right to acquire Shares by purchase or subscription granted (whether by UEHCL or a third party) to an Eligible Employee pursuant to this Scheme;
Option Holder means an Eligible Employee to whom an Option has been granted under this Scheme, or (where applicable), that Eligible Employee’s personal representatives;
Option Certificate means a certificate issued to an Option Holder in respect of any Option setting out the terms of the Option;
Personal Data has the meaning given to it in the UK GDPR;

Qualifying Period means a period of continuous employment with a Constituent Company (including with that company before it became a Constituent Company), not exceeding five years ending on the Date of Grant, determined pursuant to Rule 2.2;

Rules means these rules, as amended from time to time, and ‘Rule’ shall be construed accordingly;

Savings Authority means the building society, bank or Department of National Savings recognised by the board of UEHCL from time to time for the purpose of receiving Monthly Contributions under Savings Contracts;

Savings Contract means a contract under a certified SAYE savings arrangement (within the meaning of section 703 of the Income Tax (Trading and Other Income) Act 2005) approved by HMRC for the purpose of Schedule 3 and “Three-Year Savings Contract” and “Five-Year Savings Contract” shall be construed accordingly;

SAYE Option Scheme means a Schedule 3 SAYE option scheme as defined in paragraph 1 of Schedule 3;
Schedule 3 means Schedule 3 to ITEPA;
Scheme means the Unum European Holding Company Limited SAYE Share Option Scheme 2025 constituted and governed by these Rules, as from time to time amended;
Share means common stock in the capital of Unum Group which satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3;
Subsisting Option means an Option which has neither lapsed nor been exercised;

UK GDPR means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as implemented into UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018; and

UEHCL means Unum European Holding Company Limited a company incorporated in England and Wales under registered number 02461639 whose registered office is at Milton Court, Dorking, Surrey, England, RH4 3LZ;

Unum Group means Unum Group, a Delaware general business corporation whose principal executive offices are at 1 Fountain Square, Chattanooga, Tennessee 37402, United States of America, and including any delegates of Unum Group as may be set forth in this Scheme.

1.1	Expressions not otherwise defined in these Rules shall have the meanings given to them in Schedule 3.

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1.2	For the avoidance of doubt, any action or discretion permitted or required to be exercised by the board of directors of UEHCL may be delegated to an authorised member or members of senior management of UEHCL under the supervision and guidance of the board of UEHCL and any reference to an action or discretion of the board of directors of UEHCL shall be read to refer to such delegated actions or authority.
1.3	In this Scheme, unless otherwise specified:
	1.3.1	headings are inserted for ease of reference only and do not affect the interpretation of the Scheme;
	1.3.2	words in the singular include the plural and vice versa;
	1.3.3	a reference to a gender includes the other genders; and
	1.3.4	a reference to a legislative provision includes any legislative modification, amendment or re-enactment of that provision for the time being in force.
2	INVITATIONS TO APPLY FOR OPTIONS
2.1
The board of UEHCL may (in accordance with any resolution or other instructions from the Human Capital Committee) invite all Eligible Employees to apply for the grant of Options at any time, but in doing so must have regard to any governance or regulatory restrictions that might apply to both the issue of the invitation and the period within which the Option may subsequently be granted. Such invitations shall be made on similar terms to all Eligible Employees at such times as the board of UEHCL shall direct.

2.2	Invitations shall be made in writing and shall include details of the following matters which shall be determined by the board of UEHCL in accordance with any resolution or other instructions from the Human Capital Committee:
	2.2.1	the Acquisition Price at which each Share may be acquired on the exercise of an Option granted in response to the application;
	2.2.2	the latest date by which applications must be received, being neither earlier than 14 days nor later than 21 days after the date of the invitations;
	2.2.3	the Qualifying Period (if any);
	2.2.4	the Maximum Contribution;
	2.2.5	whether the applicable Savings Contract is:
(a) a Three-Year Savings Contract;
(b) a Five-Year Savings Contract; or
(c) either a Three-Year Savings Contract or a Five-Year Savings Contract, as the applicant shall select.
	2.2.6	whether or not the Shares may be subject to any restrictions (as defined in paragraph 48(3) of Schedule 3) and if they are, the details of the restrictions; and
	2.2.7	that the maximum permitted aggregate monthly savings contribution for that invitation and any other Savings Contracts linked to an option granted under the Scheme or any other SAYE Option Scheme will be £500 (or the amount otherwise specified in accordance with Schedule 3, paragraph 25);
2.3	Each invitation shall be accompanied by an application form pursuant to which an applicant:
	2.3.1	agrees to the terms and conditions of the offer, including but not limited to the incorporation (by reference) of the Rules and the Savings Contract; and

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	2.3.2	is required to enter into an election form confirming the Monthly Contribution the applicant wishes to make under the related Savings Contract.
2.4	An application form may be in any format (including via a digital online portal) provided always that such an application form shall provide for the applicant to state:
	2.4.1	the Monthly Contribution (being a multiple of £1 and not less than £10) which the applicant wishes to make under the related Savings Contract;
	2.4.2	that the applicant’s proposed Monthly Contribution (when taken together with any Monthly Contribution the applicant makes under any other Savings Contract linked to an Option granted to the applicant under this Scheme or any other SAYE Option Scheme) will not exceed the Maximum Contribution specified in the invitation; and
	2.4.3	if the board of UEHCL has determined that an applicant may select either a Three-Year Savings Contract or a Five-Year Savings Contract, the applicant’s selection in that respect.
2.5	Each application shall provide that, in the event of scaling down in accordance with Rule 3, Unum Group is authorised by the applicant to modify the application to apply such scaling down.
2.6	Each application shall be deemed to be for an Option over the largest whole number of Shares as can be acquired at the Acquisition Price with the expected repayment under the related Savings Contract at the appropriate Bonus Date.
3	SCALING DOWN
3.1	To the extent that valid applications are received in excess of any maximum number of Shares which may be determined by the board of Unum Group or, in the absence of any such determination after the effective date of this Scheme, the limit in Rule 5, including any reductions provided for therein, applications shall be scaled down to the extent necessary in one of the following ways as may be determined at the relevant time:
	3.1.1	in the event that the applicable Savings Contracts are Five-Year Savings Contracts or applicants are permitted to select Five-Year Savings Contracts:
(a) by treating all Five-Year Savings Contracts as Three-Year Savings Contracts; and then so far as necessary;
(b) first by reducing pro rata the proposed monthly contributions in excess of £10 and then, so far as necessary selecting by lot; or
	3.1.2	alternatively, by reducing pro rata the proposed Monthly Contributions in excess of £10 and then, so far as necessary, selecting by lot.
3.2	Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and each election form referred to at Rule 2.3.2 shall be amended to apply any reduction in Monthly Contributions resulting therefrom.
4	GRANT OF OPTIONS
4.1
No later than 30 days (or 42 days in the event that applications are scaled down under Rule 3) after the day by reference to which the Acquisition Price was fixed, UEHCL shall, in accordance with any resolution or other instructions of the Human Capital Committee, grant to each applicant who is still at the Date of Grant an Eligible Employee and is not precluded from participation in this Scheme by virtue of paragraph 10 of Schedule 3 an Option over the number of Shares for which, pursuant to Rule 2.6 and subject to Rule 3 he is deemed to have applied.

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4.2	For the purposes of this Rule 4, the grant of any Option shall be subject to obtaining any approval or consent required by law or any regulator or any other relevant regulation or enactment.
4.3	As soon as is practicable after having granted an Option to an Eligible Employee, UEHCL shall issue or cause to be issued to that Eligible Employee an Option Certificate in respect of such Option.
4.4	The Option Certificate shall be in a form not inconsistent with these Rules and shall state:
	4.4.1	the Date of Grant of the Option;
	4.4.2	the Acquisition Price payable for each Share under the Option; and
	4.4.3	the statement referred to in Rule 4.6.
4.5	Subject to the right of an Option Holder’s personal representatives to exercise an Option as provided in Rule 6.3, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged. Any purported transfer, assignment or charge shall cause the Option to lapse immediately. Each Option Certificate shall carry a statement to this effect.
4.6	An Option Holder shall not be required to pay any cash amount in consideration for the grant of an Option.
5	SCHEME LIMITS
5.1	The maximum number of Shares which may be allocated for subscription or purchase under this Scheme shall not exceed 200,000 (two hundred thousand) Shares of Unum Group’s issued common stock, as adjusted pursuant to Rule 10 below, if applicable.
5.2	For the purpose of the limit contained in Rule 5.1:
	5.2.1	any Shares which are already in issue when placed under Option; and
	5.2.2	any Shares comprised in any Option which is exercised,
shall be included for the purpose of calculating the number of Shares under option as well as the number of Shares available for placing under Option. For the avoidance of doubt, any Shares granted under an option that has lapsed without exercise (in whole or in part) shall be excluded for the purpose of calculating the number of Shares under Option as well as the number of Shares available for placing under Option, for the purpose of the limit contained in Rule 5.1.
5.3	The board of UEHCL in accordance with any resolution or other instructions from the Human Capital Committee, before the issue of invitations on any occasion, may determine a limit on the number of Shares that are to be available in respect of that invitation.
5.4	No Option shall be granted to an Eligible Employee if the Monthly Contribution under the related Savings Contract would, when added to the Monthly Contributions then being made under any other Savings Contract, exceed the maximum specified in paragraph 25 of Schedule 3.
6	RIGHTS OF EXERCISE OF OPTIONS
6.1	Save as provided
	6.1.1	in Rules 6.3, 6.4 and 6.5 and subject to Rule 7 an Option may be exercised only during the period commencing with the Bonus Date under the related Savings Contract; and

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	6.1.2	in Rules 6.3.1 and 6.3.2, an Option may not be exercised after the expiry of the period of six months following the relevant Bonus Date.
6.2	Save as provided in Rules 6.3 and 6.4, an Option may only be exercised by an Option Holder while he is a director or employee of a Constituent Company or an Associated Company of a Constituent Company.
6.3	An Option may be exercised by the personal representatives of a deceased Option Holder:
	6.3.1	during the period of one year following the date of the Option Holder’s death if such death occurs before the Bonus Date; or
	6.3.2	during the period of one year following the Bonus Date if the Option Holder’s death occurs within the period of six months after the Bonus Date.
6.4	If an Option Holder ceases to be an Eligible Employee by reason of:
	6.4.1	injury or disability (evidenced to the satisfaction of UEHCL); or
	6.4.2	redundancy (within the meaning of the Employment Rights Act 1996 or Employment Rights (Northern Ireland) Order 1996); or
	6.4.3	retirement; or
	6.4.4	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006; or
	6.4.5	the company by which the Option Holder is employed ceasing to be under the Control of Unum Group; or
	6.4.6	the circumstances described in paragraph 34(2)(d) of Schedule 3; or
	6.4.7	provided more than three years have elapsed since the relevant Date of Grant:
(a) early retirement by agreement with the Option Holder’s employer; or
(b) pregnancy, and for the purposes of this Scheme, a woman who leaves employment due to pregnancy or confinement will be regarded as having left such employment on the earlier of the date she notifies the relevant Constituent Company of her intention not to return and the last day of the 52 week period of maternity leave; or
(c) where an individual gives notification that they will not be returning from parental leave (within the meaning of the Employment Relations Act 1999), the Option may be exercised within the period of six months following such cessation provided that if at a Bonus Date an Option Holder has ceased to hold any office or employment with a Constituent Company but holds an office or employment within an Associated Company or a company under the Control of Unum Group that Option Holder may exercise an Option within six months of that Bonus Date.
6.5	An Option shall lapse on the occurrence of the earliest of the following:
	6.5.1	subject to Rule 6.5.2, the expiry of the period of six months following the Bonus Date; or
	6.5.2	where the Option Holder has died, the expiry of the period during which the Option may be exercised in accordance with Rules 6.3.1 or 6.3.2; or
	6.5.3	subject to Rule 9, the expiry of any of the applicable periods specified in Rules 6.3 and 6.4 and Rules 8.1, 8.3 and 8.4 but where an Option Holder dies while time is running under Rule 6.4, the Option shall not lapse until the expiry of the relevant period in Rule 6.3.1 or 6.3.2; or
	6.5.4	the date on which an Option Holder ceases to be a director or employee of any Constituent Company or any Associated Company of Unum Group for any reason other than the death of the relevant Option Holder or those specified in Rule 6.4; or

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	6.5.5	the date which is six months after the date on which a resolution is passed by either or both of Unum Group or UEHCL, or an order is made by an appropriate court having jurisdiction over Unum Group or UEHCL, or both, as the case may be (a “Court”), for the compulsory winding up of either or both of Unum Group or UEHCL; or
	6.5.6	the date on which the Option Holder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.
6.6	No person shall be treated for the purposes of this Rule 6 as ceasing to be a director or employee of a Constituent Company until that person no longer holds an office or employment with any Constituent Company or Associated Company of Unum Group.
6.7	No person, including the Constituent Company or Associated Company, shall be under any obligation to notify an Option Holder that an Option is due to lapse.
6.8	For the avoidance of doubt, when an Option lapses it shall cease and determine, and shall be incapable of being exercised, released or in any other way used to the benefit of the Option Holder.
7	EXERCISE OF OPTIONS
7.1	No Option may be exercised at any time when the Shares which may thereby be acquired do not satisfy the conditions specified in paragraph 18 to 22 of Schedule 3.
7.2	An Option may only be exercised with monies not exceeding the amount of repayment (including any Bonus or interest) made under the related Savings Contract. For this purpose, repayment under the Savings Contract shall exclude the repayment of any Monthly Contribution the due date for payment of which falls more than one month after the date on which repayment is made.
7.3	Save as otherwise provided in this Scheme, an Option shall be exercisable in whole or in part by notice in writing (in the form prescribed by UEHCL) given by the Option Holder (or the Option Holder’s personal representatives, as the case may be) to UEHCL. The notice of exercise of the Option shall be accompanied by confirmation of that the Acquisition Price payable shall be satisfied by the transfer from the Savings Contract.
7.4	Within 30 days of receipt of a notice of exercise, UEHCL shall procure the allotment or procure the transfer of the Shares in respect of which the Option has been validly exercised and shall ensure the book-entry transfer of such Shares to the account of the Option Holder at Unum Group’s designated broker, unless UEHCL considers that such allotment or transfer would not be lawful in the relevant jurisdiction.
7.5	Shares allotted under this Scheme shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and, in the case of a transfer of existing Shares, the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.
7.6	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.
7.7	If and so long as the Shares are listed on The New York Stock Exchange, Unum Group shall apply to The New York Stock Exchange for any Shares allotted under this Scheme to be listed on the New York Stock Exchange.

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8	TAKEOVERS AND LIQUIDATIONS
8.1	If any person obtains Control of Unum Group as a result of making:
	8.1.1	a general offer to acquire the whole of the issued common stock of Unum Group which is made on a condition such that it is satisfied the person making the offer will have Control of the company for which it made the general offer; or
	8.1.2	a general offer to acquire all the shares in Unum Group which are the same class as the Shares, then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of Unum Group and any condition subject to which the offer is made has been satisfied. For the purposes of this Rule 8.1 a person shall be deemed to have obtained Control of Unum Group if that person and others acting in concert with that person have together obtained Control of it.
8.2	In Rule 8.1, references to the issued common stock of Unum Group does not include any common stock already held by the person making the offer or a person connected with that person and references to shares in the Unum Group does not include any shares in the Unum Group already held by the person making the offer or a person connected with that person. It does not matter, for the purposes of Rule 8.1 if the general offer is made to different persons by different means.
8.3	If, under sections 899 or 901F of the Companies Act 2006 or relevant equivalent legislation in the United States of America, a Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of Unum Group or its amalgamation with any other company or companies, any Subsisting Option may be exercised upon a Court sanctioning such compromise or arrangement, or within six months of a Court sanctioning such compromise or arrangement.
8.4	If any person becomes bound or entitled to acquire Shares in Unum Group under sections 979 to 982 or 983 to 985 of the Companies Act 2006 or relevant equivalent legislation in the United States of America any Subsisting Option may be exercised at any time when that person remains so bound or entitled.
8.5	If a Foreign Company Reorganisation is effected which is applicable to or affects:
	8.5.1	all the issued common stock of Unum Group or all the shares of the same class as the Shares; or
	8.5.2	all the shares, or all the shares of that same class, which are held by a class of shareholders identified other than by reference to their employments or directorships or their participation in a Schedule 3 SAYE option scheme (as defined in Paragraph 40A of Schedule 3);
then any Subsisting Option may be exercised within six months of the date on which the Foreign Company Reorganisation becomes binding on the shareholders or stockholders covered by it.
8.6	For the purposes of Rule 8.5, a “Foreign Company Reorganisation” is an arrangement made in relation to a company under the law of a territory outside the United Kingdom:
	8.6.1	which gives effect to a reorganisation of the company’s share capital by the consolidation of shares of different classes, or by the division of shares into shares of different classes or by both of these methods; and
	8.6.2	which is approved by a resolution of the members of the relevant company in circumstances where the members voting in favour of approving the arrangement represent more than 50% of the total voting rights of all the members having the right to vote on the issue.

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8.7	If Unum Group passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.
8.8	If a change of Control occurs in the circumstances described in Rule 8.1 or as a result of an event specified in Rule 8.3, 8.4 or 8.5 and, as a result of the change of Control, Shares will no longer satisfy the requirements of Part 4 of Schedule 3, Options may be exercised with the period of 20 days following the change of Control. If the Option is not exercised, the Option will lapse on the expiry of 20 days following the change of Control.
8.9	If the board of Unum Group reasonably expects an event as described in either of Rules 8.1, 8.3, 8.4 or 8.5 to occur, it may make arrangements permitting Options to be exercised for a period of 20 days ending with that event. If an Option is exercised under this Rule, it will be treated as having been exercised in accordance with either Rule 8.1, 8.3, 8.4 or 8.5, as appropriate. If the board of Unum Group makes arrangements for the exercise of Options under this Rule 8.9 in respect of an event, then unless the board determines otherwise any Option not exercised in accordance with those arrangements will lapse on the date of the relevant event, and if the relevant event does not occur within 20 days of the date of purported exercise, the Option shall be treated as not having been exercised.
9	EXCHANGE OF OPTIONS ON A TAKEOVER
9.1	Notwithstanding the provisions of Rule 8, if any company (“the Acquiring Company”) obtains Control of Unum Group or becomes bound or entitled to acquire shares in Unum Group within any of the sets of circumstances specified in Rules 8.1, 8.4, 8.5 and 8.6, any Option Holder may at any time within the Appropriate Period, by agreement with the Acquiring Company, release each Subsisting Option (“the Old Option”) in consideration of the grant to the Option Holder of a new Option (“the New Option”) which satisfies the conditions that it:
	9.1.1	is over shares in the Acquiring Company or some other company falling within paragraph 39(2)(b) of Schedule 3, which satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3;
	9.1.2	is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Old Option immediately before its release;
	9.1.3	has an Acquisition Price per share such that the aggregate price payable on the complete exercise of the New Option equals the aggregate price which would have been payable on complete exercise of the Old Option; and
	9.1.4	is otherwise identical in terms to the Old Option.
Where any New Options are granted pursuant to this Rule 9.1 they shall be regarded for the purposes of the subsequent application of the provisions of this Scheme as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted, Rules 6, 7, 8, 9, 10, 16.2, 14.1 an, 15.1 (and, in relation to expressions used in those Rules, Rule 1) of this Scheme shall, in relation to the New Options, be construed as if references to Unum Group and to the Shares were references to the Acquiring Company and to shares in the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate and to the shares in that other company, but references to Constituent Company shall continue to be construed as defined herein.

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9.2	For the purpose of Rule 9.1.2, the relevant market values shall be determined using a methodology agreed with HM Revenue & Customs, and without reference to any restrictions (as defined in paragraph 48(3) of Schedule 3) to which the relevant Shares may be subject.
9.3	As soon as practicable after having granted the New Option in accordance with the provisions of Rule 9.1 the Acquiring Company shall issue an Option Certificate in respect of such Option or shall procure that such an Option Certificate is issued. The Option Certificate shall state:
9.4	Unum Group will remain the scheme organiser (as defined in paragraph 2(2) of Schedule 3) following the release of the Old Options and the grant of any New Options.
9.5	Where in accordance with Rule 9.1 Subsisting Options are released and New Options granted, the New Option shall not be exercisable in accordance with Rules 8.1 to 8.5 by virtue of the event by reason of which the New Options were granted.
10	VARIATION OF SHARE CAPITAL
10.1	In the event of any capitalisation, consolidation, sub-division, reorganization or reduction of the share capital of Unum Group and in respect of any discount element in any rights issue or any other variation in the share capital of Unum Group:
	10.1.1	the number and description (but not the class) of Shares or other securities comprised in an Option;
	10.1.2	their Acquisition Price; and
	10.1.3	where an Option has been exercised but no Shares have been allotted or transferred in satisfaction of such exercise, the number and description (but not the class) of Shares or other securities to be so allotted or transferred and their Acquisition Price, shall be varied in such manner as the board of Unum Group determines to be appropriate and (save in the event of a capitalisation) the Auditors shall confirm in writing to be in their opinion fair and reasonable, provided:
	10.1.4	that no variation shall be made which would result in the Acquisition Price for an allotted Share being less than its nominal value;
	10.1.5	that the total Market Value of Shares is subject to the Option is substantially the same immediately after the variation or variations as it was immediately before the variation or variations;
	10.1.6	that the total Acquisition Price immediately after the variation or variations is substantially the same as it was immediately before the variation or variations;
	10.1.7	the aggregate amount payable on the exercise of an Option in full is neither materially changed nor is increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date; and
	10.1.8	following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 18 to 22 of Schedule 3.

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10.2	The board of Unum Group may take such steps as it may consider necessary to notify Option Holders of any adjustments made under Rule 10.1 and to call in, cancel, endorse, issue or re-issue any Option Certificate consequent upon such adjustment.
11	ADMINISTRATION
11.1	The Scheme shall be administered by UEHCL, under the direction of the board of Unum Group, provided that in the event of any dispute or disagreement as to the interpretation of the Scheme or any question or right arising from or in relation to the Scheme such a matter shall be referred to the board of Unum Group whose decision shall be final and binding in all matters relating to the Scheme (other than in the case of matters to be determined or confirmed by the Auditors pursuant to the rules of the Scheme).
11.2	The board of Unum Group shall have power from time to time to make and vary such regulations (not being inconsistent with this Scheme) for the implementation and administration of this Scheme as they think fit.
11.3	As of the Adoption Date, the board of Unum Group has delegated its powers and authorities under this Scheme to the Human Capital Committee, provided always that the board of Unum Group may at any time alter or withdraw such delegation or delegate any or all such powers and authorities to any other committee, person, or entity, provided that any such delegation is made in accordance with applicable law. Where the board of Unum Group has so delegated some or all of its powers and authorities under the Scheme, such a delegate shall have the authority and/or responsibility to act or refrain from any action assigned under these Rules to the Board of Directors of Unum Group in accordance the terms of such delegated authority.
11.4	The costs of establishing, operating and administering this Scheme shall be borne by UEHCL and any other Constituent Company in such proportion as the board of Unum Group shall determine.
11.5	Unum Group, UEHCL or any other Constituent Company shall not be obliged to provide Eligible Employees or Option Holders with copies of any notices circulars or other documents sent to stockholders of Unum Group.
12	DATA PROTECTION
12.1	Personal Data of each Option Holder:
	12.1.1	may be collected, held, used, transferred and processed by Unum Group, UEHCL, any other Constituent Company and any administrator of this Scheme in order to grant Options and operate and administer this Scheme;
	12.1.2	shall be collected, held, used, transferred or processed by Unum Group, UEHCL and any other Constituent Company as Controller(s) in accordance with the privacy notice which can be found on the intranet of the Unum group of companies at Inside>People Hub UK; and
	12.1.3	shall be processed in accordance with the privacy notice of the relevant administrator of the Scheme in the event that such an administrator processes the Personal Data in the capacity of Controller in order to administer or otherwise operate this Scheme.

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13	AMENDMENTS
13.1	The Rules may be amended in any respect by resolution of the board of Unum Group provided that:
	13.1.1	where any alteration is to the material advantage of Eligible Employees or Option Holders or would increase the limit specified in Rule 5.1, it will not be effective without the prior approval of shareholders of Unum Group;
	13.1.2	where any amendment would abrogate or adversely affect the subsisting rights of Option Holders it will not be effective unless such amendment is approved by the board of Unum Group; and
	13.1.3	where there is an amendment to a Key Feature, the board of Unum Group must comply, or procure that UEHCL complies, with the requirement of paragraph 40B(6) of Schedule 3 to make a declaration in the annual return to HMRC for the relevant tax year that the requirements of Parts 2 to 7 of Schedule 3 are met in relation to this Scheme.
except that any minor amendment or addition which the board of Unum Group consider necessary or desirable in order to:
	13.1.4	benefit the administration of this Scheme; or
	13.1.5	comply with or take account of the provisions or any proposed or existing legislation; or
	13.1.6	take account of any of the events mentioned in Rule 10; or
	13.1.7	obtain or maintain favourable tax or regulatory treatment (by, from or with respect to any taxing or revenue authority) for Unum Group, UEHCL or any other Constituent Company or any Option Holder, may be made by resolution of the board of Unum Group, or if authorised by the board of Unum Group, the board of UEHCL, provided that such amendments or additions do not affect a Key Feature of this Scheme.
13.2	Written notice of any material amendments to this Scheme, meaning for purposes of this Rule 13 any amendment to a Key Feature, shall be given to all Option Holders by UEHCL within a reasonable time after any such amendment is approved.
14	RELATIONSHIP WITH CONTRACT OF EMPLOYMENT
14.1	Notwithstanding any other provisions of this Scheme:
	14.1.1	this Scheme shall not form part of any contract of employment or agreement for service or services between any Constituent Company and any employee or officer of any such company and the rights and obligations of any individual under the terms of their office or employment with any Constituent Company shall not be affected by their participation in this Scheme or any right which that individual may have to participate in it and this Scheme shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever nor any right to continued employment or office;

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	14.1.2	the benefit to an Option Holder of participation in the Scheme (including in particular but not by way of limitation, any Options held by the Option Holder) shall not form any part of remuneration or count as remuneration of the Option Holder for the purpose of any pension or other benefit scheme operated by Unum Group, UEHCL or any Constituent Company or any Associated Company of Unum Group;
	14.1.3	this Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Constituent Company directly or indirectly, or give rise to any cause of action at law or in equity against any Constituent Company;
	14.1.4	no Option Holder shall be entitled to any compensation or damages for any loss or potential loss which the Option Holder may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of the Option Holder’s office or employment (whether the office or employment is terminated lawfully or unlawfully) with any Constituent Company for any reason whatsoever, whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise; and
	14.1.5	the issuing of an invitation and the grant of an Option does not imply that any further invitations or grants will be made nor that the Option Holder has a right to receive an invitation or be granted an Option, and nor that the terms on which an invitation is issued will be repeated on the same terms.
15	NOTICES
15.1	All notices to be provided by any Eligible Employee or Option Holder or any representative thereof shall be delivered or sent to UEHCL at its registered office and shall be effective upon receipt.
15.2	Save as otherwise provided in this Scheme any notice or communication to be given to any Eligible Employee or Option Holder, may be personally delivered, sent by electronic means, uploaded to a digital online portal generally accessible to such eligible Employees and Option Holders, or sent by ordinary post to the Option Holder’s last known address.
15.3	A notice delivered personally shall be deemed to have been received upon the earlier of delivery in person, acceptance or refusal to accept such communication.
15.4	Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.
15.5	Where a notice is sent electronically or uploaded to a digital online portal as described herein, the notice shall be deemed to have been received upon sending or uploading, as the case may be. Option Certificates or share certificates may be delivered via a digital online portal or sent by ordinary post to the last known address of the Eligible Employee or Option Holder concerned.
15.6	Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.
15.7	Option Certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Option Holder concerned and neither Unum Group, UEHCL or any Constituent Company shall have any liability whatsoever to any such person in respect of any notification, document, Option Certificate or share certificate or other communication so given, sent to made.

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16	GENERAL
16.1	This Scheme shall commence upon the Adoption Date and shall (unless previously terminated by a resolution of the board of Unum Group) terminate upon the expiry of the period of 10 years from the Adoption Date. Upon termination (howsoever occurring) no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.
16.2	Unum Group will at all times keep available sufficient authorised and unissued Shares or shall ensure that sufficient Shares will be available from its treasury stock or otherwise, to satisfy the exercise to the full extent still possible of all Subsisting Options, taking account of any other obligations of Unum Group to issue Shares.
17	GOVERNING LAW AND JURISDICTION
These Rules and all resulting Options granted under the Rules along with any dispute or claim arising out of, or in connection with them, their subject matter or formation shall be governed by, and construed in accordance with, the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, these Rules, their subject matter or formation.

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